John Hancock Life Insurance Company (U.S.A.) Separate Account A

John Hancock Life Insurance Company (U.S.A.)

(“John Hancock USA”)

Flexible Premium Variable Universal Life Insurance Policy with Indexed Accounts

MAJESTIC VARIABLE UNIVERSAL LIFE 2025

Summary Prospectus for New Investors dated July 24, 2025

This Summary Prospectus summarizes key features of the Majestic Variable Universal Life 2025 policy, an individual flexible premium variable universal life policy (the “Policy”).

Before you invest you should also review the prospectus for the Policy (the “Prospectus”) carefully, which contains more information about the Policy’s features, benefits, and risks. You can find this document and other information about the Policy online at dfinview.com/JohnHancock/TAHD/MVUL2025. You can also obtain this information by calling 1-800-521-1234 or by sending an email request to webmail@jhancock.com.

You may cancel your policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total policy value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

FEES AND EXPENSES
Charges for Early Withdrawals

There are surrender charges assessed upon surrender, withdrawal, or policy lapse in the first twelve policy years from the Policy Date. The maximum surrender charge is 5.496% of Base Face Amount. For example, if the Base Face Amount is $100,000, the highest possible surrender charge would be $5,496.

				FEE TABLE Deductions from policy value

Transaction Charges

In addition to surrender charges (if applicable), you may also be charged for the following transactions:

A premium charge will be deducted from each premium paid.

A transfer fee may be deducted upon transfers into or out of a variable investment account after you have made more than 12 such transfers in a year.

				FEE TABLE Deductions from premium payments Deductions from policy value

Ongoing Fees and Expenses (annual charges)

In addition to surrender charges and transaction charges, you will also be subject to certain ongoing fees and expenses, including a cost of insurance charge, administrative charge, Base Face Amount charge, Supplemental Face Amount charge, Advance Contribution Charge, indexed performance charge, policy loan costs, and supplementary benefit rider charges. Some of these fees and expenses are based wholly or in part on the characteristics of the insured person (e.g., age, sex, and underwriting classification).

You should view the “policy specifications” page of your policy for rates applicable to your policy.

				FEE TABLE Deductions from policy value

	You will also bear expenses associated with the portfolios under the policy, as shown in the following table:			Charges at the portfolio level

	Annual Fee	Minimum	Maximum	APPENDIX
	Variable investment accounts (portfolio fees and expenses)	0.39%	105.75%

RISKS
Risk of Loss	You can lose money by investing in this policy.	PRINCIPAL RISKS OF INVESTING IN A POLICY

Not a Short- Term Investment	This policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The policy is unsuitable as a short-term savings vehicle because of substantial policy-level charges, including the premium charge and the surrender charge, as well as potential adverse tax consequences from such short-term use.	Early Surrender or Withdrawal Risk/Not a Short-Term Investment

Risks Associated with Investment Options	An investment in this policy is subject to the risk of poor performance and can vary depending on the performance of the account allocation options available under the policy (e.g., portfolios). Each such option (including the fixed account and indexed accounts) will have its own unique risks, and you should review these options before making an allocation decision. You can find the prospectuses and other information about the portfolios at dfinview.com/JohnHancock/TAHD/MVUL2025.	Investment Risk/Risk of Loss Risks Associated with Indexed Accounts

RISKS
Insurance Company Risks	Your investment in the policy is subject to risks related to John Hancock USA, including that the obligations, the fixed account and indexed accounts, guarantees, or benefits are subject to the claims- paying ability of John Hancock USA. Information about John Hancock USA, including its financial strength ratings, is available upon request from your John Hancock USA representative. Our current financial strength ratings can also be obtained by contacting the Service Office at 1-800-521-1234.	Depositor Registrant

Policy Lapse

Unless the No-Lapse Guarantee is in effect, this policy will go into default if at the beginning of any policy month the policy’s net cash surrender value would be zero or below after deducting the monthly deductions then due. The “net cash surrender value” is your policy value, less any policy debt, and less any applicable surrender charges. This can happen as a result of insufficient premium payments, poor performance of the variable or general account options you have chosen, withdrawals, or unpaid loans or loan interest. If a default is not cured within a 61-day grace period, your policy will lapse without value, and no death benefit or other benefits will be payable. You can apply to reinstate a policy that has gone into default, subject to conditions including payment of a specified amount of additional premiums.

Lapse and Reinstatement

RESTRICTIONS
Investments

There are restrictions that may limit the variable investment account options and general account options, the fixed account and indexed accounts that you may choose, as well as limitations on the transfer of policy value among those options. These restrictions may include a monthly limit on the number of transfers you may make. We may also impose additional restrictions to discourage market timing and disruptive trading activity.

In particular, your allocation options will be affected if you elect to take a loan or receive benefits under certain supplementary benefit riders.

Among other things, the policy also allows us to eliminate the shares of a portfolio or substitute shares of another new or existing portfolio, subject to applicable legal requirements.

Limitations on transfers to or from a variable investment account

Limitations on transfers out of the fixed account

Effect of Loans on Cash Value and Death Benefit

Long-Term Care Rider

Long-Term Care Rider 2018

Overloan Protection Rider

Defined Benefit Chronic Illness Rider

Portfolios and The Indexed Accounts

RESTRICTIONS
Optional Benefits	There are restrictions and limitations relating to optional benefits, as well as conditions under which an optional benefit may be modified or terminated by us. For example, certain supplementary benefit riders may be subject to underwriting, and your election of an option may result in restrictions upon some of the policy benefits, including availability of investment options. Availability of certain optional benefits may vary due to state limitations. See the Material State Variations table for more information.	Return of Premium Death Benefit Rider Overloan Protection Rider Defined Benefit Chronic Illness Rider More About Certain Optional Benefits Variations

TAXES

Tax Implications	You should consult with a tax professional to determine the tax implications of an investment in and payments received under the policy. There is no additional tax benefit to you if the policy is purchased through a tax-qualified plan. If we pay out any amount of your policy value upon surrender or partial withdrawal, all or part of that distribution would generally be treated as a return of the premiums you’ve paid and not subjected to income tax, with any portion not treated as a return of your premiums includible in your income. Distributions also are subject to tax penalties under some circumstances.	Tax Consequences of Owning a Policy

CONFLICTS OF INTEREST

Investment Professional Compensation	Some investment professionals may receive compensation for selling the policy, including by means of commissions and revenue sharing arrangements. These investment professionals may have a financial incentive to offer or recommend this policy over another investment.	Commissions Paid to Dealers

Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own, and you should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.	Commissions Paid to Dealers

OVERVIEW OF THE POLICY

Purpose

The purpose of the policy is to provide lifetime protection against economic loss due to the death of the insured person, to help you accumulate assets through variable investment, indexed account, and fixed accounts that we make available, and to provide or supplement your retirement income. The policy may be appropriate for persons seeking both life insurance protection and the potential for the accumulation of cash values. However, fees, expenses and tax implications can make variable life insurance unsuitable as a short-term savings vehicle.

Premiums

We call the investments you make in the policy “premiums” or “premium payments.” The Minimum Initial Premium is a dollar amount that is stated in your policy specifications and that must be paid to us in full before your policy will take effect. Premium payments after the initial premium may not be required, but you must pay enough premium to keep the policy in force. That’s why the policy is called a “flexible premium” policy. After the payment of the initial premium, premiums may be paid at any time and in any amount until the insured person’s attained age 121, subject to the need to pay enough premium to keep the policy in force, and to limitations on maximum premium amount.

Federal tax law limits the amount of premium payments you can make relative to the amount of your policy’s insurance coverage. We will not knowingly accept any amount by which a premium payment exceeds this limit. In addition, in order to limit our investment risk exposure under certain market conditions, we may refuse to accept additional premium payments.

From each premium payment you make, we deduct the applicable premium charges identified in the FEE TABLE. We invest the rest (the “net premium”) in the variable investment accounts, the indexed accounts or any fixed account you’ve elected.

The policy offers a number of variable investment accounts. You can find some important information about each portfolio in the APPENDIX, but for a full description of each portfolio, including the investment objectives and strategies, policies, restrictions, and risks, you should read the portfolio’s prospectus carefully before investing in the corresponding variable investment account.

You can also allocate policy value to the fixed account (where it is credited with rates of interest that we declare from time to time but will never be less than a minimum rate guaranteed in your policy specifications) or to “segments” of the indexed account. Amounts in a segment of the indexed account are credited with a rate of interest based on, among other things, the return of the Standard & Poor’s 500® stock price index (excluding dividends) over the segment’s term. Amounts in a segment of the Barclays Global MA Classic Indexed Account are credited with a rate of interest based on, among other things, the return of the Barclays Global MA Index (excluding dividends).

The rate of interest we credit for an index segment is equal to the index’s return over the segment’s term, multiplied by a percentage (the “participation rate”) and subject to an upper limit (a “cap rate”) and a guaranteed minimum rate (a “floor rate”). We set a segment’s participation, cap, and floor rates at the beginning of the segment’s term, and the rate we set for any of those factors will never be less favorable to you than a guaranteed rate that your policy specifications shows for that factor.

If the net cash surrender value is insufficient to pay the charges when due and the No-Lapse Guarantee is not in effect, your policy can terminate (i.e. “lapse”). This can happen because you haven’t paid enough premium, because the investment performance of the variable investment accounts you’ve chosen has been poor, because the performance of the S&P 500 or the Barclays Global MA Index has been poor, or because of a combination of all factors.

Policy Features

Death benefit. When the insured person dies, we will pay the “death benefit” minus any policy debt and unpaid fees and charges. There are two ways of calculating the death benefit. You choose which one you want in the application.

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Option 1. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, or (2) the minimum death benefit. The “Total Face Amount” is the amount of life insurance coverage equal to the “Base Face Amount” plus any “Supplemental Face Amount,” as set forth in your policy.

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Option 2. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, plus the policy value on the date of death, or (2) the minimum death benefit.

Surrender of the policy. You may surrender the policy in full while the insured person is alive. If you do, we will pay you the policy value less any outstanding policy debt and less any applicable surrender charge. This is called your “net cash surrender value.”

Withdrawals. After the first policy year, you may make a withdrawal of part of your net cash surrender value. Generally, each withdrawal must be at least $500. Your policy value is automatically reduced by the amount of the withdrawal. A withdrawal may also reduce the Total Face Amount.

Policy loans. If your policy is in force and has sufficient policy value, you may borrow from it at any time by completing the appropriate form. Generally, the minimum amount of each loan is $500. You may choose between a Standard Loan or an Index Loan. The maximum amount you can borrow is determined by a formula as described in your policy. Interest is charged on each loan. If there is an outstanding loan when the insured person dies, the amount of the loan and accrued interest will be deducted from the death benefit and other policy proceeds.

Asset credit. We will apply an Asset Credit on the same date any monthly charges are deducted beginning in the Asset Credit Commencement Year. The Asset Credit equals the Asset Credit Rate times the portion of your policy value allocated to variable investment accounts. The Asset Credit Commencement Year varies by the insured’s issue age and is shown in your Policy Specifications along with the Asset Credit Rate. The Asset Credit will be allocated automatically to the variable investment accounts, the fixed account and indexed accounts in the same proportions as we are taking your monthly deductions. This credit is designed to help improve the long-term performance of your policy and is affected by the amounts and timing of the premiums that you pay into the policy, how well the variable investment accounts you select perform, loans, withdrawals and other changes you make to the policy. You can see the effect that these factors have on the policy value by requesting an illustration at various assumptions.

Supplementary benefit riders. When you apply for the policy, you can request any of the below-listed supplementary benefit riders that we make available. Availability of riders varies from state to state. Charges for most riders will be deducted monthly from the policy value. Some riders may not be available in combination with other riders or benefits.

•	Healthy Engagement Rider

•	Disability Payment of Specified Premium Rider

•	Long-Term Care Rider

•	Long-Term Care Rider 2018

•	Return of Premium Death Benefit Rider

•	Cash Value Enhancement Rider

•	Overloan Protection Rider

•	Accelerated Benefit Rider

•	Healthy Engagement Core Rider

•	Accelerated Death Benefit for Chronic Illness Rider

•	Defined Benefit Chronic Illness Rider

You can find information about the fees we charge for these riders under “Optional Benefit Charges” in the Fee Table below. We also offer, at no charge, a dollar cost averaging (“DCA”) program and an asset allocation balancer program.

Indexed Accounts. In addition to the variable investment options (see APPENDIX), you can elect to allocate net premium or transfer policy value to the following indexed accounts: Base Capped Indexed Account, Base High Par Capped Indexed Account, Base Capped Two Year Indexed Account, High Capped Indexed Account, and the Barclays Global MA Classic Indexed Account. Amounts that you allocate to the indexed accounts are initially held in a portion of an indexed account you elected (the “holding segment”) until the amounts are designated to the segment of the indexed account on the segment initiation date, which is generally the 15th of each month. A segment is 12-months in duration for the Base Capped, Base High Par Capped, High Capped, and Barclays Global MA Classic indexed accounts and twenty-four months in duration for the Base Capped Two Year Indexed Account (the “segment term”) and is eligible to receive interest (“indexed segment interest credit”) on the last day of the segment term, which is known as the “segment maturity date”.

STANDARD DEATH BENEFITS

Effectiveness and Policy Date. After you apply for a policy, we gather and evaluate all the information we need to decide whether to issue a policy to you and, if so, what the insured person’s risk classification should be. After we approve an application for a policy and assign an appropriate insurance risk classification, we will prepare the policy for delivery. The policy will take effect only if all of the following conditions are satisfied:

•	The policy is delivered to and received by the applicant

•	The Minimum Initial Premium is received by us.

•	The insured person is living and there has been no deterioration in the insurability of the insured person since the date of the application.

If all of the above conditions are satisfied, the policy will take effect on the date shown in the policy as the “Policy Date.” That is the date on which we begin to take monthly deductions. Policy months, policy years and policy anniversaries are all measured from the Policy Date. Under limited circumstances, we may backdate a policy, upon request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a policy be backdated earlier than the earliest date allowed by state law, which is generally three months to one year prior to the date of application for the policy. The most common reasons for backdating are to preserve a younger age at issue for the insured person or to retain a common monthly deduction date in certain corporate-owned life insurance cases involving multiple policies issued over time. If used to preserve age, backdating will result in lower insurance charges. However, monthly deductions will begin earlier than would otherwise be the case.

Temporary insurance coverage. If a specified amount of premium is paid with the application for a policy and other conditions are met, we will provide temporary term life insurance coverage on the insured person for a period prior to the time coverage under the policy takes effect. Such temporary term coverage will be subject to the terms and conditions described in the Temporary Life Insurance Agreement and Receipt attached to the application for the policy, including conditions to coverage and limits on amount and duration of coverage.

Option 1 and Option 2. When the insured person dies, we will pay the death benefit minus any outstanding policy debt and unpaid fees and charges. There are two ways of calculating the death benefit. You must choose which one you want in the application. The two death benefit options are described below.

•	Option 1. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, or (2) the minimum death benefit (as described below).

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Option 2. The death benefit will equal the greater of (1) the Total Face Amount plus any amount payable under a supplementary benefit rider, plus the policy value on the date of death, or (2) the minimum death benefit.

For the same premium payments, the death benefit under Option 2 will tend to be higher than the death benefit under Option 1. On the other hand, the cost of insurance charges (based on the higher net amount at risk) will be higher under Option 2 to compensate us for the additional insurance risk. Because of that, the policy value will tend to be higher under Option 1 than under Option 2 for the same premium payments.

Base Face Amount and Supplemental Face Amount. Total Face Amount is composed of the Base Face Amount and any Supplemental Face Amount you elect. The Supplemental Face Amount you can have generally cannot exceed 400% of the Base Face Amount at the Issue Date. Thereafter, scheduled and unscheduled increases to the Supplemental Face Amount are not permitted if the resulting Supplemental Face Amount would exceed 400% of the Total Face Amount at the Issue Date.

You should consider a number of factors in determining whether to elect coverage in the form of Base Face Amount or in the form of Supplemental Face Amount. For the same amount of premiums paid, the amount of the Face Amount charge deducted from policy value and the amount of compensation paid to the selling insurance agent will generally be less if coverage is included as Supplemental Face Amount, rather than as Base Face Amount. On the other hand, the amount of any Supplemental Face Amount may be subject to a shorter No-Lapse Guarantee Period. If your priority is to reduce your Face Amount charges, you may wish to maximize the proportion of the Supplemental Face Amount. However, if your priority is to take advantage of the no-lapse guarantee feature after the fifth policy year or to maximize the death benefit when the insured person reaches age 121, then you may wish to maximize the proportion of the Base Face Amount. However, the no-lapse guarantee for the Base Face Amount under any policy that has elected an increasing Supplemental Face Amount or the Return of Premium Death Benefit Rider is limited to the first five policy years.

Minimum death benefit. In order for a policy to qualify as life insurance under Federal tax law, there has to be a minimum amount of insurance in relation to policy value. There are two tests that can be applied under Federal tax law — the “guideline premium test” and the “cash value accumulation test.” You must elect at issue which test you wish to have applied. Once elected, the test cannot be changed without our approval.

Under the guideline premium test, we compute the minimum death benefit each business day by multiplying the policy value on that date by the death benefit factor applicable on that date. A table showing the factor for each age will appear in the policy.

Under the cash value accumulation test, we compute the minimum death benefit each business day by multiplying the policy value on that date by the death benefit factor applicable on that date. The factor decreases as attained age increases. A table showing the factor for each age will appear in the policy. The cash value accumulation test may be preferable if you want to fund the policy so that the minimum death benefit will increase earlier than would be required under the guideline premium test, or if you want to fund the policy at the “7 pay” limit for the full seven years.

To the extent that the calculation of the minimum death benefit under the selected life insurance qualification test causes the death benefit to exceed our limits, we reserve the right to return premiums or distribute a portion of the policy value so that the resulting amount of insurance is maintained within our limits. Alternatively, if we should decide to accept the additional amount of insurance, we may require additional evidence of insurability.

Calculation and payment of the death benefit. We will ordinarily pay any death benefit within seven days after we receive the last required form or request and any other documentation that may be required. You may choose to receive proceeds from the policy as a single sum. If we do not have information about the desired manner of payment within seven days after the date we receive documentation of the insured person’s death, we will pay the proceeds as a single sum. As permitted by state law and our current administrative procedures, death claim proceeds may be placed into an interest-bearing John Hancock retained asset account in the beneficiary’s name. The interest earned in a John Hancock retained asset account is normally subject to income tax. You should consult with your tax advisor if you have any questions regarding taxation of the interest earned. We will provide the beneficiary with a checkbook, so checks may be written for all or a part of the proceeds. The retained asset account is part of our general account and is subject to the claims of our creditors. It is not a bank account and it is not insured by the FDIC. We may receive a benefit from managing proceeds held in a retained asset account. Alternatively, you can elect to have proceeds of $1,000 or more applied to any of the other payment options we may offer at the time. You cannot choose an option if the monthly payments under the option would be less than $50. We will issue a supplementary agreement when the proceeds are applied to any alternative payment option. That agreement will spell out terms of the option in full. Please contact our Service Office at 1- 800-521-1234 for more information.

Changes you may make. Subject to certain limitations and conditions, you may request a change from death benefit Option 2 to Option 1 or a reduction in your policy’s Face Amount. However, you may not request a change from Option 1 to Option 2 or a Face Amount increase.

OTHER BENEFITS AVAILABLE UNDER THE POLICY

In addition to the standard death benefits associated with your policy, other standard and/or optional benefits may also be available to you. The following tables summarize information about those benefits. Information about the fees associated with each benefit included in the tables may be found in the ADDITIONAL INFORMATION ABOUT FEES section.

STANDARD BENEFITS
Name of Benefit	Purpose	Brief Description of Restrictions/Limitations
Dollar cost averaging	Under the dollar cost averaging program, you will designate an amount that will be transferred monthly from one variable investment account into any other variable investment account, a fixed account, or a holding segment of an indexed account until the amounts are designated to a segment of the indexed account.	We reserve the right to cease to offer this program after written notice to you.

Asset allocation balancing	Under the asset allocation balancer program, you will designate a percentage allocation of policy value among variable investment accounts. We will automatically transfer amounts among the variable investment accounts at intervals you select (annually, semi-annually, quarterly, or monthly) to reestablish your chosen allocation.	We reserve the right to cease this program after written notice to you.

OPTIONAL BENEFITS
Name of Benefit	Purpose	Brief Description of Restrictions/Limitations

Healthy Engagement Rider*	Provides the opportunity to add credits to your policy value based upon the insured person’s ongoing participation in activities that promote a healthy lifestyle. The higher the insured person’s healthy engagement status category, and the more years the insured person qualifies for higher status categories, the larger your credits are likely to be. The Healthy Engagement Rider also provides the insured person with the possibility of other benefits.

The amount of any credit will be reduced (a) the

closer we are to charging the policy’s maximum cost of insurance rate or (b) at any time the policy’s death benefit exceeds the cap shown in your policy. We have the right to change at any time the qualification standards for status categories. Also, we may change or terminate any other incentives.

Healthy Engagement Core Rider*

This program is designed to help improve the longevity of the insured person by educating and motivating the insured person to develop and maintain a healthy lifestyle.

By participating in this program, the insured person may receive discounts on certain goods and services, educational resources, tools, or other items that are designed to encourage learning and participation in healthy activities.

We reserve the right to amend aspects of the program from time to time, including the Program Rewards.

In order to participate in the program, the insured person (i) must have attained Age 20, and (ii) must not have elected the Healthy Engagement Rider.

Return of Premium Death Benefit Rider*	Provides an additional death benefit payable upon the death of the insured person.	This benefit is available to you only if you elect death benefit Option 1. You must terminate this rider before you can elect any increase to your Supplemental Face Amount.

Accelerated Benefit Rider	Allows you to make a one-time request to accelerate a portion of your death benefit should the insured person become terminally ill and have a life expectancy of one year or less.	Payment of the benefit amount will reduce your death benefit, cash value or loan value under your policy. This rider is only available with policies that are individually owned.

OPTIONAL BENEFITS
Name of Benefit	Purpose	Brief Description of Restrictions/Limitations

Disability Payment of Specified Premium Rider*	Pays a specified amount of premium into the policy value each month during the life insured person’s total disability.

Total disability must begin between the policy anniversaries nearest the insured person’s 5th and 65th birthdays and must be continuous for at least six months.

We will not pay the specified premium under this rider if: (1) the total disability results from an intentional, self-inflicted injury or service in the armed forces; or

(2) the total disability begins within 2 years after the rider’s Issue Date and results from an injury sustained or a disease contracted before the rider’s Issue Date. The specified premium may be reduced in the event of a reduction in Total Face Amount. The specified premium paid under this rider may not be sufficient to maintain the policy in force to Age 121.

Long Term Care Rider	Provides for periodic advance payments to you of a portion of the death benefit if the insured person becomes chronically ill as defined in the policy and has received qualified long-term care service while the policy is in force. If you elect this rider, you will also have an option to apply to have a portion of the policy’s death benefit advanced to you in the event of terminal illness.	There is a maximum amount of death benefit that we will advance for each month of qualification. Each advance reduces the remaining death benefit under your policy and causes a proportionate reduction in your policy value. We restrict your policy value’s exposure to market risk when benefits are paid under the Long-Term Care Rider by transferring all policy value to the fixed account. In addition, you will not be permitted to transfer policy value or allocate any additional premium payment to a variable investment account or an indexed account while rider benefits are paid. There is a significant risk that ownership of a policy with this rider by anyone other than the insured person will cause adverse tax consequences. Benefits paid under this rider do not reduce the No- Lapse Guarantee Premium requirements that may be necessary for the No-Lapse Guarantee to remain in effect after a termination of rider benefits.

OPTIONAL BENEFITS
Name of Benefit	Purpose	Brief Description of Restrictions/Limitations

Long Term Care Rider 2018*	Provides for periodic advance payments to you of a portion of the death benefit if the insured person becomes chronically ill as defined in the policy and has received qualified long-term care service while the policy is in force. Rider benefits may also be used to pay for Stay at Home Services.

Each advance payment under the rider reduces the remaining death benefit under your policy and causes a proportionate reduction in your policy value. We restrict your policy value’s exposure to market risk when benefits are paid under the Long-Term Care Rider 2018 by transferring all policy value to the fixed account. In addition, you will not be permitted to transfer policy value or allocate any additional premium payment to a variable investment account or an indexed account while rider benefits are paid. There is a significant risk that ownership of a policy with this rider by anyone other than the insured person will cause adverse tax consequences.

Finally, benefits paid under this rider do not reduce the No-Lapse Guarantee Premium requirements that may be necessary for the No-Lapse Guarantee to remain in effect after a termination of rider benefits.

Cash Value Enhancement Rider	Provides an enhancement in cash surrender value.	The decision to add this rider to your policy must be made at issuance of the policy and, once made, is irrevocable.

Overloan Protection Rider	Prevents your policy from lapsing on any date if policy debt exceeds the death benefit.

The benefit is subject to a number of eligibility requirements relating to, among other things, the number of years the policy has been in force, the attained age of the insured person, the death benefit option elected and the tax status of the policy.

When the Overloan Protection Benefit in this rider is invoked, all values in the variable investment accounts and the indexed accounts (upon segment maturity) are transferred to the fixed account and will continue to grow at the current fixed account interest rate.

Thereafter, policy changes and transactions are limited as set forth in the rider. Any applicable No- Lapse Guarantee under the policy no longer applies, and any supplementary benefit rider requiring a monthly deduction will automatically be terminated.

When the Overloan Protection Rider causes the

policy to be converted into a fixed policy, there is risk that the Internal Revenue Service could assert that the policy has been effectively terminated and that the outstanding loan balance should be treated as a distribution.

OPTIONAL BENEFITS
Name of Benefit	Purpose	Brief Description of Restrictions/Limitations

Accelerated Death Benefit for Chronic Illness Rider*	Provides for periodic advance payments to you of a portion of the death benefit if the insured person becomes chronically ill as defined in the policy.	Accelerations may be requested no more frequently than once every 12 months. Each acceleration under the rider reduces the remaining death benefit under your policy and causes a proportionate reduction in your policy value. Advance payments are restricted to the annualized IRS per diem limit under IRC Section 7702B.

Defined Benefit Chronic Illness Rider*	Provides for periodic advance payments to you of a portion of the death benefit if the insured person becomes chronically ill as defined in the policy.

Each acceleration under the rider reduces the

remaining death benefit under your policy and causes a proportionate reduction in your policy value. We restrict your policy value’s exposure to market risk when benefits are paid under this rider by transferring all policy value to the fixed account. In addition, you will not be permitted to transfer policy value or allocate any additional premium payment to a variable investment account while rider benefits are paid. If this rider is exercised, death benefit option 1 must be in effect or, if not already in effect, the death benefit option must be changed to option 1. Advance payments are restricted by the IRS per diem limit under IRC Section 7702B.

*	See the Material State Variations table in the Variations section for any limitations of availability by state.

BUYING THE POLICY

Purchase Procedures

Generally, the policy is available with a minimum Base Face Amount at issue of $50,000. At the time of issue, the insured person must have an attained age of no more than 90. The insured person must meet certain health and other insurance risk criteria called “underwriting standards.”

Policies issued in Montana or in connection with certain employee plans will not directly reflect the sex of the insured person in either the premium rates or the charges or values under the policy.

The Minimum Initial Premium is set forth in your policy specifications. Factors that determine the minimum initial premium amount generally include the insured person’s age, sex and risk classification including any additional ratings; the Total Face Amount of insurance and election of any Supplemental Face Amount; choice of Death Benefit Option 1 vs. Option 2; and any selected supplementary benefit rider. Premium payments after the initial premium may not be required, but you must pay enough premium to keep the policy in force. That’s why the policy is called a “flexible premium” policy.

If you pay premiums by check or money order, they must be drawn on a U.S. bank in U.S. dollars and made payable to “John Hancock.” We will not accept credit card checks. We will not accept starter or third party checks if they fail to satisfy our administrative requirements. Premiums after the first must be sent to the John Hancock USA Service Office at Life Post Issue, P.O. Box 55979, Boston MA 02205. We will also accept premiums by wire or by exchange from another insurance company, or via an electronic funds transfer program (any owner interested in making monthly premium payments must use this method).

‘Premium Amount

In addition to the Minimum Initial Premium, your policy specifications will also show the “Planned Premium” that you chose for the policy. Payment of Planned Premiums is not necessarily required, however. You need only pay enough premium to keep the policy in force.

The amount and frequency of the Planned Premium are determined by you, in consultation with your financial advisor, based upon your financial objectives for the policy. Depending upon the amount and timing of your actual premium payments, investment results, changing objectives and other factors, you may need to change the amount and frequency of your premium payments from the Planned Premium amount in order for the policy to continue to support your financial objectives. You may be required to pay additional premiums beyond the Planned Premium amount in order to keep your policy from lapsing. You should request in-force illustrations periodically in order to help assure that you are keeping on track with your objectives.

Federal tax law limits the amount of premium payments you can make relative to the amount of your policy’s insurance coverage. Also, in order to limit our exposure to unanticipated investment risk, we may refuse to accept additional premium payments. For example, with large premium payments in an environment of decreasing interest rates, we may not be able to acquire investments for our general account that will sufficiently match the liabilities we are incurring under our fixed account guarantees. Excessive allocations may also interfere with the effective management of our variable investment accounts, if we are unable to make an orderly investment of the additional premium into the variable investment accounts. Also, we may refuse to accept or limit an amount of premium if the amount of the premium would increase our insurance risk exposure, and the insured person doesn’t provide us with adequate evidence that he or she continues to meet our requirements for issuing insurance.

We will notify you in writing of our refusal to accept premium and will promptly thereafter take the necessary steps to return the premium to you. Notwithstanding the foregoing limits on the premium that we will accept, we will not refuse to accept any premium necessary to prevent the policy from terminating.

Premium Due Dates

Unless the no-lapse guarantee is in effect, a policy will go into default if at the beginning of any policy month the policy’s net cash surrender value would be zero or below after deducting the monthly deductions then due. Therefore, a policy could lapse eventually if increases in policy value (prior to deduction of policy charges) are not sufficient to cover policy charges. We will notify you of the default and will allow a 61-day grace period in which you may make a premium payment sufficient to bring the policy out of default. The required payment will be equal to the amount necessary to bring the net cash surrender value to zero, if it was less than zero on the date of default, plus an amount equal to three times the monthly deductions due on the date of default, plus any applicable premium charge. If the insured person should die during the grace period, the policy value used in the calculation of the death benefit will be the policy value as of the date of default and the death benefit will be reduced by any outstanding monthly deductions due at the time of death. If the required payment is not received by the end of the grace period, the policy will terminate (i.e., “lapse”) with no value.

No-Lapse Guarantee

In those states where it is permitted, as long as the cumulative premium test is satisfied during the No-Lapse Guarantee Period, and the policy value is greater than the policy debt, we will guarantee that the policy will not go into default, even if adverse investment experience or other factors should cause the policy’s surrender value to fall to zero or below during such period.

The No-Lapse Guarantee Premium is not a charge assessed against the policy value; it is an amount used in determining whether the cumulative premium test has been satisfied. The No-Lapse Guarantee Premium is set at issue on the basis of the Base Face Amount and any Supplemental Face Amount and reflects the age, sex and risk class of the proposed insured as well as any additional rating and supplementary benefits, if applicable. It is subject to change if (i) the Total Face Amount of the policy is changed, (ii) there is a decrease in the Face Amount of insurance, or (iii) there is any change in the supplementary benefits added to the policy or in the risk classification of the insured person.

The No-Lapse Guarantee Period is set at issue and is stated in the policy specifications. Certain state limitations may apply, but generally the No-Lapse Guarantee Period for the Base Face Amount is (i) the lesser of fifteen years or to age 70 or (ii) seven years if the insured person’s issue age is 65 or older. However, the No-Lapse Guarantee Period for the Base Face Amount and any Supplemental Face Amount is limited to the first five policy years under any policy that has scheduled or unscheduled increases to Supplemental Face Amount after issue or a Return of Premium Death Benefit Rider.

While the No-Lapse Guarantee is in effect, we will determine at the beginning of the policy month that your policy would otherwise be in default whether the cumulative premium test has been met. The cumulative premium test is satisfied if, as of the beginning of the policy month that your policy would otherwise be in default, the sum of all premiums paid to date less any withdrawals taken on or before the date of the test and less any policy debt is equal to or exceeds the sum of the monthly No- Lapse Guarantee Premium due from the Policy Date to the date of the test. If the test has not been satisfied, we will notify you of that fact and allow a 61-day grace period in which you may make a premium payment sufficient to keep the policy from terminating. This required payment, as described in the notification, will be equal to the lesser of:

(a)

the greater of the outstanding premium requirement to satisfy the cumulative premium test at the date of default and the amount necessary to bring the policy value (net of any loans) to zero, plus the monthly No-Lapse Guarantee Premium due for the next three policy months, or

(b)	the amount necessary to bring the net cash surrender value to zero plus an amount equal to three times the monthly deductions due on the date of default, plus the applicable premium charge.

If the required payment is not received by the end of the grace period, the No-Lapse Guarantee and the policy will terminate.

HOW YOUR POLICY CAN LAPSE

Lapse. Unless the no-lapse guarantee is in effect, a policy will go into default if at the beginning of any policy month the policy’s net cash surrender value would be zero or below after deducting the monthly deductions then due. Therefore, a policy could lapse eventually if increases in policy value (prior to deduction of policy charges) are not sufficient to cover policy charges, and sufficient premium payments are not made during the grace period, as discussed in the paragraph immediately above under “Premium Due Dates.”

Reinstatement. By making a written request, you can reinstate a policy that has gone into default and terminated at any time within the three-year period following the date of termination subject to the following conditions:

(a)	You must provide to us evidence of the insured person’s insurability that is satisfactory to us; and

(b)

You must pay a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force for at least the next three policy months.

If the reinstatement is approved, the date of reinstatement will be the later of the date we approve your request or the date the required payment is received at our Service Office. In addition, any surrender charges will be reinstated to the amount they were at the date of default. The policy value on the date of reinstatement, prior to the crediting of any net premium paid in connection with the reinstatement, will be equal to the policy value on the date the policy terminated. Any policy debt not paid upon termination of a policy will be reinstated if the policy is reinstated.

Generally, the suicide exclusion and incontestability provisions will apply from the effective date of reinstatement. A surrendered policy cannot be reinstated.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY

You may surrender the policy in full at any time, in which case we will pay you the policy’s full net cash surrender value and coverage under the policy and any riders and other benefits under the policy will cease. If you surrender your policy, we will pay you the policy value less any policy debt and surrender charge that then applies. You must return your policy when you request a surrender.

After the first policy year, you may take a withdrawal of part of your net cash surrender value once in each policy month. Generally, each withdrawal must be at least $500. Because it reduces the policy value, any withdrawal will reduce your death benefit under either Option 1 or Option 2. Under Option 1, such a withdrawal may also reduce the Total Face Amount. Generally, any such reduction in the Total Face Amount will be implemented by first reducing any Supplemental Face Amount then in effect. The amount of payment you will receive upon a surrender or withdrawal is based on values calculated as of the day we receive your request in good order or, if that is not a business day, on the next day that is. We generally pay that amount to you within seven days thereafter.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the policy. Please refer to your policy specifications for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the policy, surrender or make withdrawals from the policy, or transfer policy value between investment options.

TRANSACTION FEES
Charge	When Charge is Deducted	Amount Deducted
Maximum premium charge	Upon payment of premium	7% of each premium paid(1)
Surrender charge(2)	Upon surrender or policy lapse
Minimum charge		$15.61 per $1,000 of Base Face Amount
Maximum charge		$54.96 per $1,000 of Base Face Amount
Charge for a representative insured person		$31.78 per $1,000 of Base Face Amount
Transfer fee(3)	Upon each transfer into or out of a variable investment account beyond an annual limit of twelve	$25
Cash Value Enhancement Rider(4)	Upon payment of premium	4% of premiums paid
Overloan Protection Rider(5)	At exercise of benefit
Minimum charge		0.04%
Maximum charge		8.00%
Accelerated Benefit Rider	At exercise of benefit	$150.00

(1)	This charge is 7% of each premium paid in years 1-20 and 2% of each premium paid in years 21 and thereafter.
(2)

A surrender charge is applicable for fifteen policy years from the Policy Date, and varies based upon the sex, issue age and duration, and risk classification of the insured person. The minimum charge shown is for a 0 year old female standard nonsmoker underwriting risk. The maximum charge shown is the amount in month one in the first policy year for a 66 year old female standard plus nonsmoker underwriting risk. The charge for the representative insured person is for a 45 year old male standard nonsmoker underwriting risk. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(3)	This charge is not currently imposed, but we reserve the right to do so in the policy.
(4)	The charge for this rider is a percentage of premium which is deducted at the same time as the Premium charge when premiums are paid in years 1 through 10.
(5)

The charge for this rider is determined as a percentage of unloaned account value. The rates vary by the attained age of the insured person at the time of exercise. The rates also differ according to the tax qualification test elected at issue. The minimum rate shown is for an insured person who has reached attained age 100 and the guideline premium test or the cash value accumulation test has been elected. The maximum rate shown is for an insured person who has reached attained age 75 and the cash value accumulation test has been elected. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

The next table describes the fees and expenses that you will pay periodically during the time that you own the policy, not including portfolio fees and expenses.

PERIODIC CHARGES OTHER THAN ANNUAL PORTFOLIO EXPENSES
Charge	When Charge is Deducted	Amount Deducted
Base Policy Charges:
Cost of Insurance(1):	Monthly
Minimum charge		$0.01 per $1,000 of NAR
Maximum charge		$83.33 per $1,000 of NAR
Charge for a representative insured person		$0.22 per $1,000 of NAR

PERIODIC CHARGES OTHER THAN ANNUAL PORTFOLIO EXPENSES
Charge	When Charge is Deducted	Amount Deducted
Administrative charge	Monthly	$20.00
Base Face Amount charge(2):	Monthly
Minimum charge		$0.04 per $1,000 of Base Face Amount
Maximum charge		$10.10 per $1,000 of Base Face Amount
Charge for a representative insured person		$0.28 per $1,000 of Base Face Amount
Supplemental Face Amount charge(3):	Monthly
Minimum charge		$0.01 per $1,000 of Supplemental Face Amount
Maximum charge		$4.77 per $1,000 of Supplemental Face Amount
Charge for a representative insured person		$0.01 per $1,000 of Supplemental Face Amount
Advance Contribution Charge(4):	Monthly	$0.075 per $1,000 of excess Cumulative Premiums
Indexed Performance charge(5)	Monthly	1.50% annually (0.125% monthly) applied to the policy value in the High Capped Indexed Account
Maximum Standard Loan interest rate(6)	Accrues daily Payable annually	3.25% annual rate
Maximum Index Loan interest rate(7)	Accrues daily Payable annually	15% annual rate
Optional Benefit Charges:
Healthy Engagement Rider	Monthly	$2
Disability Payment of Specified Premium Rider(8)	Monthly
Minimum charge		$16.57 per $1,000 of Specified Premium
Maximum charge		$198.67 per $1,000 of Specified Premium
Charge for representative insured person		$51.66 per $1,000 of Specified Premium
Long-Term Care Rider(9)	Monthly
Minimum charge		$0.01 per $1,000 of NAR
Maximum charge		$3.34 per $1,000 of NAR
Charge for representative insured person		$0.08 per $1,000 of NAR
Long-Term Care Rider 2018(10)	Monthly
Minimum charge		$0.01 per $1,000 of NAR
Maximum charge		$3.75 per $1,000 of NAR
Charge for representative insured person		$0.07 per $1,000 of NAR
Return of Premium Death Benefit Rider(11)	Monthly
Minimum charge		$0.01 per $1,000 of NAR
Maximum charge		$83.33 per $1,000 of NAR
Charge for representative insured person		$0.22 per $1,000 of NAR
Defined Benefit Chronic Illness Rider(12)	Monthly
Minimum charge		$0.01 per $1,000 of NAR
Maximum charge		$35.36 per $1,000 of NAR
Charge for representative insured person		$0.04 per $1,000 of NAR

(1)

The “cost of insurance” charge is determined by multiplying the net amount of insurance for which we are at risk (the “NAR”) by the applicable cost of insurance rate. The rates vary widely depending upon age at issue, the length of time the policy has been in effect, the insurance risk characteristics of the insured person and (generally) the gender of the insured person. The minimum rate shown is the rate in the first policy year for a 5 year old female standard non-smoker underwriting risk. The maximum rate shown is the rate in the third policy year for a 90 year old male substandard smoker underwriting risk. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk with a policy in the first policy year. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(2)

This charge is determined by multiplying the Base Face Amount at issue by the applicable rate. The rates vary by the sex, age, risk classification, and death benefit option at issue of the insured person. The charge also varies by policy year. The minimum rate shown is the rate in the first policy year for a 20 year old female superpreferred non-smoker underwriting risk with death benefit Option 1. The maximum rate shown is the rate in the fourth policy year for a 90 year old male standard smoker with death benefit Option 2. The representative insured person rate shown is the rate in the first policy year for a 45 year old male standard non-smoker with death benefit Option 2. This charge continues for a maximum of 45 years. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(3)

This charge is determined by multiplying the greater of the amount of Supplemental Face Amount at issue and the current amount of Supplemental Face Amount by the applicable rate. The rates vary by the sex, age, and risk classification of the insured person. The charge also varies by policy year. The minimum rate shown is the rate in the first policy year for a 45 year old male superpreferred non-smoker. The maximum rate shown is the rate in the fourth policy year for a 90 year old male standard smoker. The representative insured person rate shown is the rate in the first policy year for a 45 year old male standard non-smoker. This charge continues for a maximum of 45 years. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(4)

This charge is determined by taking the advance, excess (if any) of cumulative premiums paid over the Advance Contribution Limit multiplied by the number of years that your policy has been in effect, and multiplying the result by the Advance Contribution Charge Rate, through policy year 10. The charge will be zero after year 10. The Advance Contribution Limit varies depending upon the issue age, insurance risk characteristics and gender of the insured person. Although the Advance Contribution Charge Rate is the same for all insured persons, since the Advance Contribution Limit varies, the actual Advance Contribution Charge amount will vary by each insured person’s circumstances. The Advance Contribution Charge Rate and the Advance Contribution Limit are identified in your Policy Specifications. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(5)

This charge is determined by multiplying the portion of policy value held in the segments of the High Capped Indexed Account by the applicable rate. The charge determined does not apply to policy value held in the other indexed accounts, the variable investment accounts, or any fixed account.

(6)

The maximum effective annual interest rate we can charge for a Standard Loan is 3.25% for policy years 1-10 and 2.25% for policy years 11 and thereafter. The minimum interest that the loan account will earn is equal to the difference between the maximum annual interest rate we charge for the loan minus the Maximum Loan Interest Credited Differential. The “Maximum Loan Interest Credited Differential” is the difference between the annual interest rate we charge for the loan minus the interest rate we credit for the loan.

(7)

The maximum annual interest rate we can charge for an Index Loan is variable but will never exceed the maximum loan interest rate shown. We set this rate each year at your policy anniversary and it does not change during the Policy Year.

(8)

The charge for this rider is determined by multiplying the Specified Premium by the applicable rate. The “Specified Premium” is stated in your policy specifications. The rates vary by the sex, issue age and the disability insurance risk characteristics of the insured person. The minimum rate shown is for a 20 year old male standard non-smoker underwriting risk. The maximum rate shown is for a 54 year old female substandard smoker underwriting risk. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(9)

The charge for this rider is determined by multiplying the NAR by the applicable rate. The rates vary by the long-term care insurance risk characteristics of the insured person and the rider benefit level selected. The minimum rate shown is for a 20 year old male super preferred non-smoker underwriting risk with a 1% “Monthly Acceleration Percentage,” which is a percentage of the death benefit you can accelerate each month. The Monthly Acceleration Percentage is stated in your policy specifications. The maximum rate shown is for a 75 year old female substandard smoker underwriting risk with a 4% Monthly Acceleration Percentage. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk with a 4% Monthly Acceleration Percentage. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(10)

The charge for this rider is determined by multiplying the NAR by the applicable rate. The rates vary by the long-term care insurance risk characteristics of the insured person and the rider benefit level selected. The minimum rate shown is for a 20-year old male super preferred non-smoker underwriting risk with a 1% Monthly Acceleration Percentage. The maximum rate shown is for a 75-year old female substandard smoker underwriting risk with a 4% Monthly Acceleration Percentage. The representative insured person rate shown is for a 45-year old male standard non-smoker underwriting risk with a 4% Monthly Acceleration Percentage. These rates may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(11)

The Return of Premium Death Benefit Rider charge is determined by multiplying the NAR by the applicable cost of insurance rate. The rates vary widely depending upon the length of time the policy has been in effect, the insurance risk characteristics of the insured person and (generally) the sex of the insured person. The minimum rate shown is the rate in the first policy year for a 5 year old female standard non-smoker underwriting risk. The maximum rate shown is the rate in the thirteenth policy year for an 80 year old male substandard smoker underwriting risk. The representative insured person rate shown is for a 45 year old male standard non-smoker underwriting risk with a policy in the first policy year. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

(12)

The charge for this rider is determined by multiplying NAR by the applicable rate. The rates vary by the chronic illness insurance risk characteristics of the insured person, the Monthly Acceleration Percentage selected, and the policy duration. The “Monthly Acceleration Percentage” is a percentage of the maximum amount you can accelerate each month. The minimum rate shown is the rate in the first policy year for a 20-year-old male super preferred non-smoker underwriting risk with a 1% Monthly Acceleration Percentage. The maximum rate shown is the rate in policy year 41 for a policy issued to cover an 80-year-old male substandard smoker underwriting risk with a 4% Monthly Acceleration Percentage. The representative insured person rate shown is for a 45-year-old male standard nonsmoker underwriting risk with a policy in the first policy year with a 4% Monthly Acceleration Percentage. These charges may not be particularly relevant to your current situation, and you can obtain information about the specific charges applicable to you from your John Hancock USA representative.

The next item shows the minimum and maximum total operating expenses charged by the portfolios that you may pay periodically during the time that you own the policy. A complete list of the portfolios available under the policy, including their annual expenses, may be found at the back of this document.

Annual Portfolio Expenses	Minimum	Maximum
Range of expenses that are deducted from portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses	0.39%	105.75%

APPENDIX: PORTFOLIOS AVAILABLE UNDER THE POLICY

The following is a list of portfolios available under the policies. More information about the portfolios is available in the prospectuses for the portfolios, which may be amended from time to time. You can find the prospectuses and other information about the portfolios at dfinview.com/JohnHancock/TAHD/MVUL2025. You can also request this information at no cost by calling 1-800-521-1234 or by sending an email request to webmail@jhancock.com.

The current expenses and performance information below reflect fees and expenses of the portfolios, but do not reflect the other fees and expenses that your policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each portfolio’s past performance is not necessarily an indication of future performance.

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses		Average Annual Total Returns (as of 12/31/24) (%)
				1-Year	5-Year	10-Year
To approximate the aggregate total return of a broad-based U.S. domestic equity market index.	500 Index Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.25	%*	24.67	14.23	12.81
To seek income and capital appreciation.	Active Bond Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.65	%*	2.16	0.31	1.93
To seek to provide high total return (including income and capital gains) consistent with preservation of capital over the long term.	American Asset Allocation Trust - Series I Capital Research and Management Company (Adviser to the Master Fund, American Fund Insurance Series)	0.91	%*	16.02	7.93	7.93
To seek to provide long-term growth of capital.	American Global Growth Trust - Series I Capital Research and Management Company (Adviser to the Master Fund, American Fund Insurance Series)	1.06	%*	13.20	9.33	10.32
To seek to provide growth of capital.	American Growth Trust - Series I Capital Research and Management Company (Adviser to the Master Fund, American Fund Insurance Series)	0.96	%*	31.09	18.39	16.15
To seek to provide long-term growth of capital and income.	American Growth-Income Trust - Series I Capital Research and Management Company (Adviser to the Master Fund, American Fund Insurance Series)	0.91%		23.71	12.59	11.80
To seek to provide long-term growth of capital.	American International Trust - Series I Capital Research and Management Company (Adviser to the Master Fund, American Fund Insurance Series)	1.16	%*	2.79	0.85	3.63
To provide long-term growth of capital. Current income is a secondary objective.	Blue Chip Growth Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	0.76	%*	35.73	14.60	14.87

Appendix-1

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses		Average Annual Total Returns (as of 12/31/24) (%)
				1-Year	5-Year	10-Year
To seek long-term capital appreciation.	Capital Appreciation Value Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	0.88	%*	12.43	10.22	10.30
To seek total return consisting of income and capital appreciation.	Core Bond Trust - Series NAV John Hancock Variable Trust Advisers LLC/Allspring Global Investments, LLC	0.62	%*	1.54	-0.19	1.30
To seek long-term capital appreciation.	Disciplined Value Emerging Markets Equity Trust - Series NAV John Hancock Variable Trust Advisers LLC/Boston Partners Global Investors, Inc.	0.99	%*	-2.44	2.75	3.38
To seek long-term growth of capital.	Disciplined Value International Trust -Series NAV John Hancock Variable Trust Advisers LLC/Boston Partners Global Investors, Inc.	0.78%		-0.35	5.89	4.45
To provide substantial dividend income and also long-term growth of capital.	Equity Income Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	0.71	%*	11.67	8.42	8.29
To seek growth of capital.	Financial Industries Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.88	%*	30.36	9.47	9.05
To seek long-term growth of capital.	Fundamental All Cap Core Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.70	%*	24.24	16.16	13.71
To seek long-term capital appreciation.	Fundamental Large Cap Value Trust -Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.72	%*	17.02	14.16	10.86
To seek long-term capital appreciation.	Global Equity Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.88	%*	10.53	7.94	5.90

Appendix-2

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses		Average Annual Total Returns (as of 12/31/24) (%)
				1-Year	5-Year	10-Year
To seek long-term capital appreciation.	Health Sciences Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	0.84	%*	1.86	5.51	8.12
The fund seeks high current income. Capital appreciation is a secondary goal.	High Yield Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.61	%*	9.19	3.69	4.46
To seek to track the performance of a broad-based equity index of foreign companies primarily in developed countries and, to a lesser extent, in emerging markets.	International Equity Index Trust - Series NAV John Hancock Variable Trust Advisers LLC/SSGA Funds Management, Inc.	0.34	%*	4.90	3.88	4.69
To seek long-term capital appreciation.	International Small Company Trust -Series NAV John Hancock Variable Trust Advisers LLC/Dimensional Fund Advisors LP	1.01%		3.11	3.40	5.34
To provide a high level of current income consistent with the maintenance of principal and liquidity.	Investment Quality Bond Trust - Series NAV John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	0.70%		2.05	0.02	1.66
To seek a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.	Lifestyle Balanced Portfolio - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.64%		8.67	5.24	5.68
To seek a high level of current income with some consideration given to growth of capital.	Lifestyle Conservative Portfolio - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.65	%*	4.48	2.15	3.23
To seek long-term growth of capital. Current income is also a consideration.	Lifestyle Growth Portfolio - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.61%		11.37	7.26	7.28
To seek a balance between a high level of current income and growth of capital, with a greater emphasis on income.	Lifestyle Moderate Portfolio - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.64	%*	7.19	4.21	4.86

Appendix-3

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses		Average Annual Total Returns (as of 12/31/24) (%)
				1-Year	5-Year	10-Year
To seek growth of capital and current income while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Balanced Portfolio -Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.75%		9.37	3.09	4.36
To seek current income and growth of capital, while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Conservative Portfolio - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.74%		3.64	-0.03	2.28
To seek long term growth of capital while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Growth Portfolio -Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.77%		11.97	3.86	4.70
To seek current income and growth of capital while seeking to both manage the volatility of return and limit the magnitude of portfolio losses.	Managed Volatility Moderate Portfolio -Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.75%		8.09	2.60	4.08
To seek long-term growth of capital.	Mid Cap Growth Trust - Series NAV John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	0.88	%*	25.14	10.76	11.41
Seeks to approximate the aggregate total return of a mid cap U.S. domestic equity market index.	Mid Cap Index Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.40	%*	13.47	9.92	9.26
To seek long-term capital appreciation.	Mid Value Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	0.95	%*	16.37	12.50	9.89
To obtain maximum current income consistent with preservation of principal and liquidity.	Money Market Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.28	%*	5.03	2.28	1.57
To seek maximum total return, consistent with preservation of capital and prudent investment management.	Opportunistic Fixed Income Trust - Series NAV John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	0.89	%*	-0.27	1.40	1.94

Appendix-4

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses		Average Annual Total Returns (as of 12/31/24) (%)
				1-Year	5-Year	10-Year
To seek to achieve a combination of long- term capital appreciation and current income.	Real Estate Securities Trust - Series NAV John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	0.76%		10.79	4.43	6.14
To seek long-term growth of capital. Current income is incidental to the fund’s objective.	Science & Technology Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	0.99	%*	37.98	18.65	18.10
To seek income and capital appreciation.	Select Bond Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.60	%*	1.88	0.03	1.55
To seek a high level of current income consistent with preservation of capital. Maintaining a stable share price is a secondary goal.	Short Term Government Income Trust -Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.67	%*	2.80	0.39	0.82
To seek long-term capital appreciation.	Small Cap Core Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.87	%*	6.01	5.05	5.95
Seeks to approximate the aggregate total return of a small cap U.S. domestic equity market index.	Small Cap Index Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.48	%*	10.87	6.99	7.47
To seek long-term capital appreciation.	Small Cap Opportunities Trust - Series NAV John Hancock Variable Trust Advisers LLC/Dimensional Fund Advisors LP	0.81	%*	8.64	10.73	8.55
To seek long-term capital appreciation.	Small Cap Stock Trust - Series NAV John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	1.07	%*	11.55	6.53	7.82
To seek long-term growth of capital.	Small Company Value Trust - Series NAV John Hancock Variable Trust Advisers LLC/T. Rowe Price Associates, Inc.	1.14	%*	10.32	6.44	7.63
To seek a high level of current income.	Strategic Income Opportunities Trust -Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.71	%*	3.16	1.81	2.65

Appendix-5

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses		Average Annual Total Returns (as of 12/31/24) (%)
				1-Year	5-Year	10-Year
To seek to track the performance of the Bloomberg U.S. Aggregate Bond Index (the “Bloomberg Index”) (which represents the U.S. investment grade bond market).	Total Bond Market Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.25	%*	1.14	-0.56	1.10
Seeks to approximate the aggregate total return of a broad U.S. domestic equity market index.	Total Stock Market Index Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.51	%*	23.53	13.33	11.93
The fund seeks a high level of current income consistent with the maintenance of liquidity and the preservation of capital.	Ultra Short Term Bond Trust - Series NAV John Hancock Variable Trust Advisers LLC/Manulife Investment Management (US) LLC	0.62	%*	5.01	1.98	1.58
To seek long-term growth of capital.	U.S. Growth Trust - Series NAV John Hancock Variable Trust Advisers LLC/Wellington Management Company LLP	0.59	%*	30.71	17.68	16.20

Investment Objective	Portfolio and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/24) (%)
			1-Year	5-Year	10-Year
To seek to provide capital appreciation over a multi-year market cycle, generally at least 3-5 years.	Bain Capital Equity Opportunities Fund - Class 2 Bain Capital Public Equity, LP/Test	1.63%	N/A	N/A	N/A
Seeks to provide maximum capital appreciation.	M Capital Appreciation Fund - Series M M Financial Investment Advisers, Inc./Frontier Capital Management Company, LLC	0.98%	9.94	9.04	8.67
Seeks to provide long-term capital appreciation.	M International Equity Fund - Series M M Financial Investment Advisers, Inc./Dimensional Fund Advisors LP	0.74%	3.96	4.59	3.61
Seeks to provide long-term capital appreciation.	M Large Cap Growth Fund - Series M M Financial Investment Advisers, Inc./Federated Hermes, Inc.	0.58%	25.5	14.12	13.87
Seeks to provide long-term capital appreciation.	M Large Cap Value Fund - Series M M Financial Investment Advisers, Inc./Brandywine Global Investment Management, LLC	0.63%	18.63	9.63	7.81
To seek to provide capital appreciation.	TOPS® Aggressive Growth ETF - Class 2 ValMark Advisers, Inc./Milliman Financial Risk Management, LLC	0.54%	11.99	8.25	8.14

Appendix-6

To seek to provide income and capital appreciation.	TOPS® Balanced ETF - Class 2 ValMark Advisers, Inc./Milliman Financial Risk Management, LLC	0.55%	6.86	4.68	4.84
To seek to preserve capital and provide moderate income and moderate capital appreciation.	TOPS® Conservative ETF - Class 2 ValMark Advisers, Inc./Milliman Financial Risk Management, LLC	0.56%	6.00	3.75	3.76
To seek to provide capital appreciation.	TOPS® Growth ETF - Class 2 ValMark Advisers, Inc./Milliman Financial Risk Management, LLC	0.55%	10.79	7.38	7.25
To seek to provide capital appreciation.	TOPS® Moderate Growth ETF - Class 2 ValMark Advisers, Inc./Milliman Financial Risk Management, LLC	0.54%	8.84	6.06	6.11

*	This portfolio’s annual expenses reflect temporary fee or expense waivers or reimbursements.

Appendix-7

The Prospectus relating to the policy and Statement of Additional Information (SAI), both dated July 24, 2025, and any applicable supplements thereto, are incorporated by reference into this summary prospectus. You may obtain the SAI, free of charge, in the same manner as the Prospectus.

1940 Act File No. 811-4834 - 1933 Act File No. 333-286256

EDGAR Contract Identifier No. C000261379

Appendix-8